                                 IVIDEONOW, INC.
                        383 INVERNESS PARKWAY, SUITE 100
                            ENGLEWOOD, COLORADO 80112

                        INFORMATION STATEMENT PURSUANT TO
                         SECTION 14(c) OF THE SECURITIES
                            EXCHANGE ACT OF 1934 AND
                            REGULATION 14C THEREUNDER

                              TO OUR SHAREHOLDERS:


This Information Statement is being sent by first class mail to all record and beneficial owners of the $0.001 par value Common Stock of iVideoNow, Inc., a Delaware corporation, (the "Company").

On July 1, 2003, the record date for determining the identity of shareholders who are entitled to receive this Information Statement, 30,000,000 shares of Common Stock were issued and outstanding. The Common Stock constitutes the sole outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders. The mailing date of this Information Statement is August 13, 2003.

          NO VOTE OR OTHER CONSENT OF THE SHAREHOLDERS IS SOLICITED IN
                   CONNECTION WITH THIS INFORMATION STATEMENT.
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

On  July  1,  2003,  ten  shareholders  (the  "Consenting   Shareholders")   who
collectively own 16,508,415 shares, or approximately 55%, of our issued and outstanding Common Stock, consented in writing to:

1. An amendment to our Certificate of Incorporation that will implement a 30 for 1 reverse stock split (the "Reverse Split").

2. Approval of an Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Company and 99 Cent Stuff, LLC, a Florida, limited liability company ("NNCS"), whereby the Company, after the Reverse Split, will issue 19 Million shares of its Common Stock and warrants to purchase 20 Million shares of Common Stock at an exercised price of $.001 per share exercisable only in the event Keating Investments does not arrange for at least $3 Million of equity financing on terms reasonably acceptable to NNCS by December 31, 2003, in exchange for all of the outstanding interests of NNCS (the "Merger Agreement").

3. Approval of a name change, upon the closing of the Merger Transaction, to "99 Cent Stuff, Inc."

4. Subject to the closing of the Merger Transaction, the election of three new directors and a change in management.

5. Adoption of a 2003 Equity Incentive Plan (the "Plan") for employees, directors, and consultants of the Company.

6. Reincorporation of the Company in the State of Florida and certain changes to the Articles of Incorporation.

The Consenting Shareholders have not consented to or considered any other corporate action.

Our Company will pay the cost of printing and distributing this Information Statement to our shareholders. Brokers, nominees and other custodians will be instructed to forward copies of this Information Statement to the beneficial owners of shares held in custodial accounts. We will reimburse brokers, nominees and other custodians for the expenses incurred in forwarding this Information Statement to the beneficial owners of our Common Stock.

                           FORWARD LOOKING STATEMENTS

This Information Statement and other reports that we file with the SEC contain forward-looking statements about our business containing the words "believes," "anticipates," "expects" and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, shareholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. Additional risks will be disclosed from time to time in our future SEC filings.

                                     GENERAL

This Information Statement is being furnished to all of the Common Stock shareholders of the Company, in connection with the approval by the Company's shareholders of that certain Reorganization Agreement dated July 1, 2003 with NNCS to issue 19 Million shares of the Company's Common Stock (the "Common Stock") in exchange for all of the outstanding interests in NNCS (the "Merger Transaction"). In addition, warrants to purchase 20 Million shares will be granted to NNCS members. The warrants may be exercised at $.001 per share only in the event Keating Investments does not arrange for at least $3,000,000 of equity financing by December 31, 2003.

In conjunction with the Merger Transaction, the Company is proposing the reincorporation of the Company from Delaware to Florida (the "Reincorporation"), the adoption of certain amendments to the Company's Certificate of Incorporation (the "Amendments") by the written consent of the holders of a majority in interest of the Company's Common. The purpose of the Amendments are to effect the 30 for 1 reverse stock split of the Company's issued and outstanding Common Stock and to change the name of the Company from "iVideoNow, Inc." to "99 Cent Stuff, Inc." ("Name Change"). Furthermore, a 2003 Incentive Stock Plan ("2003 Plan") is also proposed. In addition, upon the close of the Merger Transaction, three new directors shall be elected and management will change.

The Company's Board of Directors and shareholders owning approximately 55 percent of the Company's Common Stock on July 1, 2003, approved and recommended that the Reorganization Agreement be signed and the Certificate of Incorporation be amended in order to effectuate the Reverse Split, the Reincorporation, to approve the 2003 Plan, the Name Change, and election of three new directors, such approval of recommendations by the Board of Directors and shareholders become effective as of 21 days after the date this Information Statement is mailed to the shareholders, which is September 3, 2003 (the "Effective Date"). The Merger Transaction is expected to close on or about the Effective Date, and the proposed Amendments will become effective upon the filing of the Amendments with the Secretary of State of Delaware. The Company anticipates that the filing of the Amendments will occur on or about the Effective Date. If the proposed Merger Transaction and Amendments were not adopted by written consent it would have been required to be considered by the Company's shareholders, at a special shareholders' meeting convened for the specific purpose of approving the Merger Transaction and the Amendments.

The elimination of the need for a special meeting of shareholders to approve the Merger Agreement, the Amendments, the election of directors and the 2003 Plan is authorized by Section 228 of the Delaware Corporation Law (the "Delaware Law") which provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding share of voting stock entitled to vote thereon is required in order to approve an amendment to Company's Certificate of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to approve the Merger Transaction and to effect the Amendments, the election of three new directors and 2003 Plan as early as possible in order to accomplish the purpose of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the outstanding Common Stock of the Company.


Shareholders, including all directors, in the aggregate, who, beneficially own approximately fifty-five percent (55%) of the outstanding Common Stock of the Company entitled to vote on the Merger Transaction, the Amendments, the election of directors and the 2003 Plan gave their written consent to the approval of the Merger Agreement, the Reverse Split, the election of directors and the adoption of the Amendments and the 2003 Plan described in this Information Statement on July 1, 2003. The written consent became effective on July 1, 2003, the date on which their written consent was filed with the Secretary of the Company. The date on which this Information Statement was first sent to the shareholders is on or about August 13, 2003. The record date established by the Company for the purpose of determining the number of outstanding shares of Common Stock of the Company is July 1, 2003 (the "Record Date").

Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporation action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the Company will have provided to its shareholders of record this Information Statement, the Company will notify its shareholders by letter filed under a Current Report on Form 8-K of the effective date of the Merger Transaction, the election of directors and the Amendments and the 2003 Plan. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's shareholders as a result of the approval of the Merger Transaction.

                             CONSENTING SHAREHOLDERS

On July 1, 2003, the following Consenting Shareholders, who collectively own approximately 55% of our Common Stock, consented in writing to approve (1) the Merger Transaction, (2) the 30 for 1 Reverse Split, (3) the name change to 99 Cent Stuff, Inc., (4) the election of three new directors and the 2003 Plan:



    Name                                           Shares
    ----                                           ------
Kevin R. Keating                                  2,000,000
Timothy J. Keating                                3,452,196
Keating Investments, LLC.                         4,651,369
Luca Toscani                                      1,054,850
Eamonn Stenson                                    1,250,000
Robert Culbert                                    1,250,000
Frederic Schweiger                                1,250,000
Craig Schweiger                                   1,250,000
Spencer I. Browne                                   250,000
Margie L. Blackwell                                 100,000
                                                 ----------
Total                                            16,158,415



Under Delaware law, we are required to give all shareholders written notice of any actions that are taken by written consent without a shareholders meeting. Under Section 14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"), the actions taken by written consent without a shareholders meeting cannot become effective until 20 days after the mailing date of this Information Statement.

We are not seeking written consent from any of our shareholders and our other shareholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of:

o Advising shareholders of the actions taken by written consent, as required by Delaware law; and

o Giving shareholders advance notice of the actions taken, as required by the Exchange Act

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under Delaware law to dissent or require a vote of all our shareholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth Common Stock ownership information as of July 1, 2003, with respect to (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated shareholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Prior to the Merger Transaction, there are 30,000,000 shares of Common Stock outstanding. The information in this Information Statement and table below does not reflect the proposed issuance of 19,000,000 shares to the members of NNCS in the Merger Transaction or the 30 for 1 Reverse Split.



Name and Address of                  Amount of Shares         Percentage
Beneficial Owner                    Beneficially Owned     Beneficially Owned
----------------                    ------------------     ------------------

Kevin R. Keating(1)                      2,000,000                6.7
645 Beachland Boulevard, Suite 2
Vero Beach, FL  32963

Margie L. Blackwell                        100,000                0.3
383 Inverness Parkway, Suite 100
Englewood, CO  80112

Spencer I. Browne                          250,000                0.8
650 South Cherry Street, Suite 420
Denver, CO  80246

Timothy J. Keating(1)(2)                 3,452,196               11.5
383 Inverness Parkway, Suite 100
Englewood, CO  80112

Keating Investments, LLC                 4,651,369               15.5
383 Inverness Parkway, Suite 100
Englewood, CO  80112

Calp II, LP                              1,973,000                6.6
C/o Thomson Kernaghan
120 Adelaide Street West, Suite 1600
Toronto, Ontario  M5H 1T1  Canada

All officers, directors and persons     12,426,565               41.4
owning more than 5% as a group

--------------------------
(1) Kevin R. Keating is the father of Timothy J. Keating. Each disclaims any beneficial ownership in the other's shares of the Company's Common Stock.

(2) Timothy J. Keating is a principle member of Keating Investments, LLC

                      AGREEMENT AND PLAN OF REORGANIZATION

On July 1, 2003 the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with 99 Cent Stuff, LLC. a Florida limited liability Company ("NNCS"). The Reorganization Agreement provides for the acquisition of all of the outstanding member's interests in NNCS in exchange for 19 million shares of the Company's Common Stock, after the 30 for 1 Reverse Split (the "Merger Transaction"). In addition, the Company has agreed to grant warrants to NNCS members to purchase up to 20 million shares of the Company's Common Stock at an exercise price of $0.001 per share ("Warrants "). The Warrants are only exercisable in the event Keating Investments is unable to raise $3 million of equity capital for the Company by December 31, 2003 and upon terms reasonably acceptable to NNCS. The closing of the Reorganization Agreement is subject to certain covenants, conditions and representations and various due diligence requirements.

Prior to the closing of the Merger Transaction, the Company is required to effect the 30 for 1 Reverse Split. In addition, upon the closing of the Merger Transaction, the Company has agreed to change its name to "99 Cent Stuff, Inc." and to elect three new directors, selected by NNCS, to the Company's Board of Directors.

Upon the close of the Merger Transaction, members of NNCS will own 95% of the issued and outstanding Common Stock of the Company and current shareholders will own 5%. In the event the Warrants are exercised, members of NNCS will own approximately 97.5% of the Company's issued and outstanding Common Stock and current shareholders would own approximately 2.5%. The primary purpose of the Merger Transaction is to allow the Company to acquire and carry on the business of NNCS. It is anticipated that becoming a publicly reporting company will further enhance NNCS's business visibility and ability to attract and utilize additional sources of capital.

               THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

REVERSE STOCK SPLIT

On July 1, 2003, the Board of Directors voted unanimously to authorize and recommend that in connection with the Merger Transaction the Company's shareholders approve an amendment to our Certificate of Incorporation that will implement the 30 for 1 Reverse Split. This amendment was approved by the written consent of the holders of a majority of our issued and outstanding Common Stock.

We propose to file the amendment with the Secretary of State of Delaware on or about September 3, 2003, or as soon thereafter as practicable. The amendment will become effective when filed. When the amendment becomes effective, it will implement the 30 for 1 Reverse Split of our issued and outstanding Common Stock without changing our authorized capitalization. The operative text of the amendment follows:

                                   "ARTICLE IV

         (a) The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000 consisting of 80,000,000 shares of Common Stock, having a par value of $0.001 per share (the "Common Stock") and 20,000,000 shares of Preferred Stock having a par value of $0.01 per share (the "Preferred Stock").

         (b) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series to the extent permitted by the Delaware General Corporation Law, as amended from time to time.

         (c) Upon the effectiveness of the amendment contained in this Certificate of Amendment (the "Effective Date"), each thirty (30) shares of common stock, par value $.001 per share, of the Corporation's issued and outstanding Common Stock at the close of business on the Effective Date shall be converted into one share of fully paid and nonassessable Common Stock, without change in the aggregate number of shares of Common Stock the Corporation shall be authorized to issue pursuant to Article IV (a).

         (d) In lieu of the issuance of any fractional shares that would otherwise result from paragraph (b) above, the Corporation shall issue to any shareholder that would otherwise receive fractional shares one whole share, the additional shares thereby issued being taken from authorized but theretofore unissued shares of Common Stock.

         (e) Following the effectiveness of this amendment, certificates representing the shares of Common Stock to be outstanding after the Effective Date may be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation's board of directors and communicated to those who are to receive new certificates."

EFFECT OF THE REVERSE SPLIT

Any new shares issued in connection with the Reverse Split will be fully paid and non-assessable. The number of shareholders will remain unchanged. The Reverse Split will decrease the number of outstanding common shares but will not affect any shareholder's proportionate interest in our Company, except for minor differences resulting from the rounding up of fractional shares. The par value of our common stock will remain unchanged. While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total shareholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

While it is expected that the Reverse Split will result in an increase in the market price of our common stock, there can be no assurance that our common stock will trade at a multiple of thirty times our current price, or that any such increase will be sustained. If the market price of our stock declines after the implementation of the Reverse Split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would be the case in the absence of the Reverse Split.

The possibility exists that the reduced number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity. In addition, the Reverse Split will increase the number of the shareholders who own odd lots, or less than 100 shares. Consequently, there can be no assurance that the Reverse Split will achieve the results outlined above.

After the Reverse Split, the Company will have issued and outstanding approximately 1,000,000 shares of its common stock, and we will have the corporate authority to issue approximately 79,000,000 shares of authorized but unissued common stock and 20,000,000 shares of preferred stock. In addition, upon the close of the Merger Transaction 19 million shares will be issued to members of NNCS and 20 million shares will be reserved for the possible exercise of warrants in the event $3 million is not raised by Keating Investments. The remaining authorized and unissued shares may be issued without shareholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our Company. Any decision to issue additional shares will reduce the percentage of our shareholders' equity held by our current shareholders and could dilute our net tangible book value.

We will not become a private company as a result of the Reverse Split, and our Common Stock will continue to be quoted on the OTC Bulletin Board and we will continue to file reports under the Exchange Act.

CHANGE OF NAME

Upon the closing of the Merger Transaction the Company's name will be changed to 99 Cent Stuff, Inc. The new name will reflect the Company's change in business. On July 1, 2003 the Board of Directors voted unanimously to authorize and recommend that the Company's shareholders approve a proposal to effect the name change. The name change was approved by the written consent of a majority of the Company's shareholders. The Name Change will become effective upon filing an amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State.

                           REINCORPORATION IN FLORIDA

The Company proposes to change its state of incorporation from Delaware to Florida. The proposal to change our state of incorporation does not give our shareholders dissenters' or appraisal rights under Delaware law.

We are headquartered in Florida and have no operations in Delaware. Our Board of Directors believe that a change in our state of incorporation from Delaware to Florida will provide significant cost savings to us. Corporations organized under the Delaware General Corporation Law ("DGCL") are required to pay a franchise tax to the State of Delaware. The annual franchise tax payable by us to Delaware for 2004, absent the change of domicile would be approximately $100,000. By contrast, corporations organized under the Florida Business Corporation Act ("FBCA") do not pay annual franchise taxes to the State of Florida, but instead pay a nominal fee of approximately $150 in connection with the filing of annual reports.

In addition to the proposed cost savings, we believe that the FBCA will meet our business needs and that the DGCL does not offer corporate law advantages sufficient to warrant payment of the significant franchise tax burden that results from maintaining a Delaware domicile. The FBCA is based on the Revised Model Business Corporation Act and is a modern and flexible code. For the most part, such code provides virtually the same flexibility in the management of a corporation and in the conduct of various business transactions as provided by the DGCL. Additionally, the Board believes that Reincorporation is consistent with our philosophy of maintaining a positive corporate presence in Florida. The transaction will not result in any change in our name, business, management, location of our principal executive offices, assets, liabilities or net worth.

The Reincorporation will be accomplished pursuant to Section 697.1801 of the FBCA, which permits companies to reincorporate by filing an articles of incorporation and a certificate of domestication. The FBCA treats the company as having been formed at the time of the original incorporation and does not affect the holding period for tax purposes or for Rule 144. The Company expects to make such filings shortly after the Effective Date.

The Florida articles of incorporation to be filed include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by shareholders. These provisions are summarized in the following paragraphs.

Supermajority Voting. Our articles of incorporation will require the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to our articles of incorporation. Our bylaws may be amended by either a majority of the board of directors, or the holders of 66 2/3% of our voting stock.

Authorized but Unissued or Undesignated Capital Stock. Upon effectiveness of the merger and the Reincorporation, our authorized capital stock will consist of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock. No preferred stock will be designated. After the merger, we will have outstanding 20,000,000 shares of common stock. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our articles of incorporation grants the board of directors' broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Classified Board of Directors. Under our articles of incorporation and our bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

Special Meeting of Shareholders. The articles of incorporation and bylaws provide that special meetings of shareholders be called only by a majority of the board of directors, our chief executive officer or holders of not less than one-third of our outstanding voting stock.

Amendment of Bylaws. The bylaws may only be altered, amended or repealed by the board of directors or the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock.

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our articles of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received by our Secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws.

                       CHANGE IN DIRECTORS AND MANAGEMENT

Upon the close of the Merger Transaction and in accordance with the Reorganization Agreement and compliance with Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 thereunder, Margie L. Blackwell and Spencer I. Browne will resign as directors and/or officers and Mr. Keating will resign as President of the Company and Raymond Zimmerman, Nathan R. Light and Leonard Florence will be elected as directors to the Company and Mr. Zimmerman will be appointed President and Barry Bilmes will be appointed Secretary and Chief Financial Officer.

Security Ownership of Management after merger transaction

The following table sets forth, as of the close of the Merger Transaction, certain information with respect to the beneficial ownership of our Common Stock by each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated.


====================================================================================================================
  Name of Beneficial Owner                            Amount of Beneficially                 Percentage
                                                           Owned Shares                      of Class(1)
====================================================================================================================
  Raymond Zimmerman                                          19,000,000                          95%

  Kevin Keating                                                66,667                             *

  Nathan R. Light                                               -0-                              -0-

  Leonard Florence                                              -0-                              -0-

  Barry Bilmes                                                  -0-                              -0-
--------------------------------------------------------------------------------------------------------------------
  Directors and Executive Officers as a Group                19,066,667                          95%
====================================================================================================================

(*) Less than 1%.

(1) Based on 20,000,000 shares of common stock issued and outstanding upon the close of the Merger Transaction. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CHANGE IN CONTROL

The change of control is occurring as the result of the Merger Transaction and the issuance of 19 million shares of Common Stock of the Company, after the Reverse Split, representing approximately 95% of the voting shares of the Company, in exchange for all of the issued and outstanding member interests of NNCS.


DIRECTORS AND EXECUTIVE OFFICERS

The following information relates to those individuals who will be our directors and executive officers upon the close of the Merger Transaction. All directors of the Company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of the Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions to be held, and duration as such, are as follows:

=========================================================================================
  Name                                   Age             Position to be Held
                                                           with the Company
=========================================================================================
  Raymond Zimmerman                      68     Director and President
-----------------------------------------------------------------------------------------

  Kevin Keating                          62     Director
-----------------------------------------------------------------------------------------

  Nathan R. Light                        67     Director
-----------------------------------------------------------------------------------------

  Leonard Florence                       70     Director
-----------------------------------------------------------------------------------------

  Barry Bilmes                           56     Secretary and Chief Financial Officer
=========================================================================================

                               Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Raymond Zimmerman

Mr. Zimmerman will become a Director upon the close of the Merger Transaction.

RAYMOND ZIMMERMAN founded 99 Cent Stuff and has been the managing member since 1999 and will become the Chairman of the Board upon completion of this offering. 1999. Mr. Zimmerman was a founder and the Chairman and Chief Executive Officer of Service Merchandise Company Inc., a national retail chain, from 1981 to 1997, was Chairman of the Board from 1997 to 1999 and was the Non-Executive Chairman from 1999 to 2000. In March 1999, Service Merchandise filed for bankruptcy pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Zimmerman has also been a director of The Limited, Inc. since 1984.

Kevin Keating

Mr. Keating became a Director and President in December 2001.

Kevin R. Keating is an investment executive and for the past seven (7) years has been the Branch Manager of the Vero Beach, Florida, office of Brookstreet Securities Corporation ("Brookstreet"). Brookstreet is a full-service, national network of independent investment professionals. Mr. Keating services the investment needs of private clients with special emphasis on equities. For more than 35 years, he has been engaged in various aspects of the investment brokerage business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. Since 1982, he has been associated with a variety of firms as a registered representative servicing the needs of individual investors. Mr. Keating is a graduate of Holy Cross College with a degree in Business Administration.


Nathan R. Light

Mr. Light will become a Director upon the close of the Merger Transaction.

NATHAN R. LIGHT will become a director upon completion of this offering. Since 1998 he has been an executive of National Electronics Warranty Corp., the nation's leading provider of extended service plans, buyer protection services and product support for businesses and consumers currently serving as vice chairman and formerly chairman and chief executive officer. From 1996 to 1998 he was the chairman and chief executive officer of LDC Group, Inc., which developed and operated Only Diamond stores, the first retail chain to sell diamond merchandise exclusively. From 1977 to 1995, Mr. Light was the chairman and chief executive officer of Sterling Jewelers, Inc., one of the nation's largest jewelry chains. He is also a director of Michael Anthony Jewelers, Inc., a publicly-traded jewelry retailer.


Leonard Florence


Mr. Florence will become a Director upon the close of the Merger Transaction.

LEONARD FLORENCE will become a director upon completion of this offering. He has been the Chairman of the Board of Syratech Corporation, a publicly-traded company which designs, manufactures, imports and markets a diverse portfolio of tabletop, giftware and seasonal products for home entertaining and decoration under well-known name brands. He has served as Chairman of the Board continuously since 1986, and as Chief Executive Officer from 1986 to 2002. Mr. Florence has been an executive in the tabletop and giftware products industry for more than 45 years. Mr. Florence is currently a director of Lifetime Hoan Corporation, a publicly-traded manufacturer and marketer of a broad range of household cutlery and kitchenware and d bakeware products under well-known name brands.

Barry Bilmes

Mr. Bilmes will become the Secretary and Chief Financial Officer upon the close of the Merger Transaction.

BARRY BILMES has been Chief Financial Officer since October 2002. From 2000 to 2002, Mr. Bilmes was Vice President-Finance for NuCo2, Inc., the largest supplier in the U.S. of bulk CO2 systems for carbonating fountain beverages. From 1994 to 2000 Mr. Bilmes served in various financial capacities, the most recent of which was Vice President -Finance and Administration for Brothers Gourmet Coffees, Inc.,
a national  wholesaler  and  retailer  of gourmet  coffees.  On August 27,  1998
Brothers Groumet Coffees filed for bankruptcy pursuant to Chapter 11 of the United States Bankruptcy Code. Prior, thereto, from 1978 to 1993 Mr. Bilmes was Controller and Treasurer for Weight Watchers, International, Inc., a provider of weight loss products and services.


The Company currently does not have audit, nominating, compensation committees or committees performing similar functions. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors.


CERTAIN RELATED TRANSACTIONS AND RELATIONSHIPS


None of the Company's directors, executive officers, future directors, 5% shareholders, or any members of the immediate families of the foregoing persons have been indebted to the Company during the last fiscal year or the current fiscal year in an amount exceeding $60,000.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.


To the best of our knowledge, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.


                         THE 2003 EQUITY INCENTIVE PLAN

The Board of Directors adopted our 2003 Equity Incentive Plan ("2003 Plan") on July 1, 2003. The 2003 Plan was approved by the written consent of the holders of a majority of our issued and outstanding Common Stock on July 1, 2003. Under the terms of the 2003 Plan, we are authorized to grant incentive awards for up to 1,000,000 shares of common stock (as adjusted for the Reverse Split). No incentive awards have been granted under the 2003 Plan at the date of this Information Statement.

PLAN DESCRIPTION. The purpose of the 2003 Plan is to provide an incentive to attract and retain qualified and competent persons as employees, directors and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership. The 2003 Plan provides for the grant of options intended to qualify as incentive stock options or ISOs under
Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as Nonstatutory Stock Options. The 2003 Plan also provides for the grant of our restricted stock within the meaning of Rule 144 of the Securities Act.

AUTHORIZED SHARES. The total number of shares of common stock reserved for issuance under the 2003 Plan is 1,000,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). If any option granted pursuant to the 2003 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 2003 Plan. The shares acquired upon exercise of options granted under the 2003 Plan, will be authorized and unissued shares of common stock.

ADMINISTRATION. The 2003 Plan will be administered by the compensation committee of our board of directors, which selects the eligible persons to whom options will be granted. The compensation committee also determines the number of shares of common stock subject to each option, the exercise price therefore and the periods during which options are exercisable. Further, the compensation committee interprets the provisions of the 2003 Plan and, subject to certain limitations, may amend the 2003 Plan. Each option granted under the 2003 Plan will be evidenced by a written agreement between us and the optionee.

ELIGIBILITY. Options may be granted under the 2003 Plan to all employees (including officers) directors and certain consultants and advisors. Incentive stock options may be granted only to persons who are employees. Upon receiving grants of options, each holder of the options will enter into an option agreement with that contains the terms and conditions deemed necessary by the compensation committee.

TERMS AND CONDITIONS OF OPTIONS. The exercise price for ISOs granted under the 2003 Plan may not be less than the fair market value of the shares of common stock on the date the option is granted. The exercise price and term for Nonstatutory Stock Options may be any price not less than par value per share as determined by the compensation committee. Under the 2003 Plan, the fair market value is the closing price of shares on the business day immediately preceding the date of grant. If the shares are not publicly traded, then the fair market value will be as the compensation committee will in its sole and absolute discretion determine in a fair and uniform manner.

Options granted under the 2003 Plan have a maximum term of ten years. The exercise price of options granted under the 2003 Plan is payable in cash. Options granted under the 2003 Plan are not transferable, except by will and the laws of descent and distribution.

Unless otherwise provided in an option, each outstanding option may, in the sole discretion of the compensation committee, become immediately fully exercisable: if there occurs any transaction, or series of transactions, that has the result that our shareholders immediately before such transaction cease to own at least 51 percent of our voting stock; upon the closing of a transaction, consolidation, reorganization, liquidation or dissolution in which we do not survive; or upon the closing of the sale, lease, exchange or other disposition of all or substantially all our property and assets.

The compensation committee may in its sole discretion accelerate the date on which any option may be exercised and may accelerate the vesting of any shares subject to any option or previously acquired by the exercise of any option. Options granted to the officers and directors under the 2003 Plan may not be exercised unless otherwise expressly provided in any option, until six months following the date of grant.

The compensation committee may also, in its sole discretion, by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an option becoming fully exercisable, cancel any option that remains unexercised on such date. Such notice will be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after Shareholder approval of such corporate transaction.

TERMINATION OF OPTIONS. The expiration date of an option is determined by the compensation committee at the time of the grant and is set forth in the applicable option agreement. In no event may an option be exercisable after ten years from the date it is granted.

RESTRICTED STOCK. Restricted stock may be granted to employees or consultants. The grant may be subject to vesting or forfeiture conditions similar to the options. Additional restrictions on transfer may be imposed.

                               99 CENT STUFF, LLC

99 Cent Stuff, LLC is a Florida-based single-priced value retailer of primarily name-brand, consumable merchandise that operates 11 retail stores in south Florida. The stores offer a wide assortment of regularly available consumer goods as well as a broad variety of quality, closeout merchandise. Every product is sold at or below 99 cents, including extra value savings of two or three items for 99 cents. It features consumer staples such as produce and bread to encourage its customers to visit its stores frequently. The first store opened in 1999 and in 2002 revenues were approximately $39 million.

THE VALUE RETAIL INDUSTRY

Value discount retail is distinguished from other retail formats by the purchase of closeout and other special-situation merchandise at prices generally below original wholesale cost, and the subsequent sale of this merchandise at prices significantly below regular retail. This results in a continually changing selection of products and brands. The sale of closeout or special-situation merchandise develops in response to the need of manufacturers, wholesalers and others to distribute merchandise outside their normal channels. The critical factor that drives success in the deep discount industry is effective inventory purchasing and management. Management of 99 Cent Stuff believes that the value discount retail segment represents a significant long-term growth opportunity in the retail industry.

STRATEGY OF 99 CENT STUFF

The goal is to operate stores providing value to customers on a wide variety of quality and name-brand consumables that can be purchased for 99 cents. The strategies to achieve this goal include:

o Emphasize "Name-Brands". Management of 99 Cent Stuff believes that customers visit its stores for name-brand consumable merchandise such as Pepsi, General Mills, Gerber Products, Hershey Foods, Johnson & Johnson, Kraft General Foods, Mattel, Nabisco, Nestle, Pillsbury, Procter & Gamble and Revlon brand names.

o Carry a Wide Selection of Regularly Available Merchandise. The retail stores offer consumer items in many staple product categories, which encourages customers to frequently visit our stores for their everyday household needs.

o Effective Store Layout. The stores average 17,000 saleable square feet and are substantially larger than most of the stores of their competitors and are organized in a "supermarket" format and other "big-box" retailers and are attractively merchandised, brightly lit and well-maintained.

o Strong Supplier Relationships. The goal is to develop a reputation as a reliable purchaser of name-brand, quality merchandise at discount prices.

SIGNIFICANT MANAGEMENT EXPERIENCE

The founder Raymond Zimmerman, who has over 40 years of retail experience, including as chief executive officer of Service Merchandise Company for 17 years, has provided over $17 million of funding, substantially all of 99 Cent Stuff's funding to date. Other senior management also has significant retail experience, including in the value discount segment.

EXPANSION PLANS

99 Cent Stuff believes that its concept can be replicated in most other densely populated areas of Florida and the southeastern U.S. By continuing to focus 99 Cent Stuff store openings in southeast Florida for the immediate future, it can leverage its value concept in the region and take advantage of its existing warehouse and distribution facility and other management and operating efficiencies. Its growth strategy will focus on opening locations in existing markets as well as expanding into adjoining markets. As part of its start-up phase, it have built an infrastructure to handle its planned growth to up to 25 stores in this region.

99 Cent Stuff, LLC is a limited liability company, organized in the State of Florida. Its executive offices are located at 1801 Clint Moore Road, Suite 217, Boca Raton, Florida 33487 and its telephone number is (561) 999-9815. Further information can be obtained from its website, www.99centstuff.com.

                             ADDITIONAL INFORMATION

This Information Statement should be read in conjunction with certain reports that we previously filed with the Securities and Exchange Commission (the "SEC"), including our:

Current Report dated March 11, 2003 (the "Form 8-K");

Annual Report for the year ended December 31, 2002 (the "Form 10-KSB");

Quarterly Report for the period ended March 31, 2003 (the "Form 10-QSB").

Copies of these reports are not included in this Information Statement but may be obtained from the SEC's web site at www.sec.gov. We will mail copies of our prior SEC reports to any shareholder upon written request.



                       BY ORDER OF THE BOARD OF DIRECTORS



                                          /s/ Kevin R. Keating
                                          ------------------------------
                                          Kevin R. Keating
                                          President



Englewood, Colorado
August 13, 2003